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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors

Microchip Technology Incorporated:

   We consent to incorporation by reference in the registration statement on Form S-3 of Microchip Technology Incorporated of our report dated April 20, 1999, relating to the consolidated balance sheets of Microchip Technology Incorporated as of March 31, 1999 and 1998, and the related consolidated statements of income, cash flows and stockholders' equity for each of the years in the three-year period ended March 31, 1999, which report appears in the March 31, 1999 annual report on Form 10-K of Microchip Technology Incorporated and to the reference to our firm under the heading "Experts" therein.

/s/ KPMG LLP

Phoenix, Arizona

March 22, 2000